Exhibit 99.1

FOR IMMEDIATE RELEASE:

February 3, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Announces Increase to Debt Repurchase Program, Formation of Nominating Committee and Appointments to Board Committees

SALT LAKE CITY — Overstock.com, Inc. (Nasdaq: OSTK) announced today that its board of directors has authorized an increase to the Company’s previously-announced Convertible Senior Notes repurchase program. The board authorized an approximately $10 million increase to the repurchase program for the purpose of reducing the Company’s indebtedness under its outstanding senior notes, which are due December 1, 2011. With the increase, the aggregate amount currently authorized for repurchase is $15 million. The Convertible Senior Notes may be repurchased from time to time in open market transactions or in privately negotiated transactions.

The Company also announced that its board of directors has formed a nominating and corporate governance committee composed of all of the independent members of the board, and has also appointed Mr. Samuel A. Mitchell as a member of the Audit and Compensation Committees.  Mr. Mitchell was appointed to the board in October 2010.

About Overstock.com

About Overstock.com

Overstock.com, Inc. (short cut: O.CO) is a Savings Engine offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com® is a registered trademark and O.co™ and Savings Engine™ are trademarks of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding purchases of the Company’s senior notes. Our Form 10-K for the year ended December 31, 2009, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission, identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.